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                                  EXHIBIT 99.4

                                  PRESS RELEASE

PLANET POLYMER TECHNOLOGIES, INC. ANNOUNCES ROYALTY AGREEMENT WITH RYER, INC. AND SIX MONTH PERIOD ENDED JUNE 30, 2004 FINANCIAL RESULTS

San Diego, CA-August 24, 2004-On August 16, 2004, Planet Polymer Technologies, Inc. (OTC BB: POLY.OB) a San Diego advanced materials company ("Planet") reported a loss for the six months ending June 30, 2004 of $244,591 and a loss from operations of $255,306 compared to net income of $181,202 and a loss from operations of $106,286 for the same period in 2003. Planet incurred increased accounting and legal expenses due to the proposed transaction between Planet and Allergy Free, LLC. For the six months ended June 30, 2004 loss per share was $0.04, compared to net income of $0.03 per share for the same period in 2003.

In addition, Planet reported that the patent rights relating to the AQUAMIM(R) products were assigned, with Planet's approval, by Ryer Enterprises, LLC to Ryer, Inc. As part of the assignment, Planet received a payment from Ryer, Inc. of approximately $161,000 to satisfy the remaining balance of the note relating to the AQUAMIM(R) products and the original Royalty Agreement between Planet and Ryer Enterprises, LLC.

On August 13, 2004, Planet filed an Amended 10KSB for the annual period ending December 31, 2003, and an Amended 10QSB for the three month period ending March 31, 2004.

      For further information contact H. Mac Busby at (619) 291-5694.

                  Except for the historical information contained herein, this news release contains forward-looking statements which involve risks and uncertainties, including the risk that actual results could differ materially from the results that may be indicated by such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the market acceptance of new products and technologies, and market conditions as well as other risks detailed from time to time in Planet Polymer's SEC reports, including the report on Form 10-KSB for the year ended December 31, 2003.